Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	525 Broadway, Suite 210
Van Nuys, CA 91406	Santa Monica, CA 90401
(818) 908-9868	(310) 395-2215
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Reports Fourth Quarter Fiscal 2004 Results

with Record Revenue and Earnings

• International sales drive 8.8% year-over-year net income growth

VAN NUYS, CA (March 31, 2004) — Cherokee Inc. (NASDAQ: CHKE), a leading licensor and global brand management company, today reported financial results for the fourth quarter and fiscal year ended January 31, 2004.

Highlights

•	Revenue increased 7.6% in fourth quarter and 9.6% in fiscal 2004
•	International revenues increased 64% to $9.5 million in fiscal 2004
•	Net income rose 6.9% to $2.7 million in Q4 FY04 and 8.8% to $14.2 million for the year
•	Worldwide retail sales of Cherokee-branded products exceeded $2.5 billion
•	Long-term debt fully retired in February 2004
•	Paid dividend of $0.375 per share in our fourth quarter of fiscal 2004 and declared and paid second dividend of $0.375 per share in first quarter of fiscal 2005

Net revenues for the fourth quarter of fiscal 2004 increased 7.6% to $7.6 million, as compared to revenues of $7.1 million in the fourth quarter of fiscal 2003. For the year ended January 31, 2004, net revenues rose 9.6% to $36.3 million, as compared to $33.1 million last year.

Net earnings for the fourth quarter were $2.74 million, or $0.32 per diluted share, as compared to $2.56 million, or $0.30 per diluted share, in the same period last year. For the year ended January 31, 2004, net earnings increased to $14.2 million, or $1.68 per diluted share, as compared to $13.0 million, or $1.54 per diluted share in fiscal 2003.

Commenting on the results, Robert Margolis, Chairman and CEO of Cherokee Inc. said, “We are very pleased to deliver another year of outstanding top- and bottom-line results at Cherokee. We have a proven global brand management model and we continue to successfully capture market opportunities to expand our innovative licensing strategies and brand representation business. It is particularly noteworthy that our international revenues increased 64% and now account for over 26% of our total revenues, which was highlighted by the dramatic growth achieved by Tesco during the last 12 months. We plan to continue to expand our relationships with our major license partners to increase the “Cherokee” penetration, as well as expand into additional product categories and new territories for all of our brands. We also look forward to additional future

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revenue contributions from our Carole Little and Saint Tropez-West brands at TJX Stores and Marshalls.”

Selling, general and administrative expenses for the fourth quarter were $3.1 million, up $914,000 from $2.2 million in the same period last year. For the year ended January 31, 2004, selling, general and administrative expenses were $12.1 million, an increase of 22% from fiscal 2003. In 2004, the Company incurred higher payroll-related expenses related to executive changes, higher performance bonuses, as well as increased travel and marketing expenses related to the expansion in international business. In addition, legal expenses have risen due to the ongoing Mossimo arbitration appeal, although Cherokee expects to recover all or substantially all of these costs once this matter is resolved.

“During the year, we continued to strengthen our balance sheet and maintain our conservative fiscal policies. Subsequent to the fiscal year end, in late February we retired the balance of our outstanding secured notes payable,” said Russell J. Riopelle, Chief Financial Officer. “Our stockholders’ equity more than doubled in fiscal 2004 to $27.2 million and we remain committed to enhancing shareholder value as evidenced by our payment of a $0.375 dividend in both our fiscal 2004 fourth quarter, and again in our first quarter of fiscal 2005. Also, we recently closed on a new $5.0 million bank credit facility, which will provide us with additional capital for general corporate purposes.”

While the payment of future quarterly dividends will be at the discretion of Cherokee’s Board of Directors, the Company expects to continue to generate excess cash flow from ongoing license agreements. In addition, Mossimo recently presented Cherokee’s attorneys with a check for over $1.7 million, along with a letter of release pertaining to the money on deposit that Mossimo previously posted with the Court (totaling over $4.5 million). The Company hopes to receive this court deposit in a matter of weeks, pursuant to court instructions on receiving these funds.

The Company expects to file its form 10-K for the fiscal year ended January 31, 2004 with the SEC on or before April 7, 2004.

About Cherokee Inc.

Cherokee Inc. based in Van Nuys, California, a marketer, licensor and manager of brands it owns and represents including Cherokee, Sideout, Carol Little, Saint Tropez-West and All That Jazz. Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products. Some of the Company’s premier clients around the world include Target Stores (U.S.), Zellers (Canada), Grupo Aviara (Mexico) Carrefour (Europe), Tesco (U.K. & Ireland), Mervyn’s (U.S.), Shanghai Bolderway (China), TJX Companies, Hearst Publications and Solara Capital (U.S.).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited

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to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a single licensee for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations and the effect of a breach or termination by the Company of the management agreement with the Company’s CEO. A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal year 2004, and in its periodic reports on Forms 10-Q and 8-K (if any). Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

(Financial tables follow)

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CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Twelve months ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
Royalty revenues	$7,601,000	$7,063,000	$36,312,000	$33,143,000
Selling, general and administrative expenses	3,132,000	2,218,000	12,109,000	9,948,000

Operating income	4,469,000	4,845,000	24,203,000	23,195,000
Other income (expense):
Interest expense	(103,000)	(296,000)	(693,000)	(1,335,000)
Investment and interest income	144,000	130,000	491,000	245,000

Total other expenses, net	41,000	(166,000)	(202,000)	(1,090,000)
Income before income taxes	4,510,000	4,679,000	24,001,000	22,105,000
Income tax provision	1,771,000	2,117,000	9,840,000	9,807,000

Net income	$2,739,000	$2,562,000	$14,161,000	$13,018,000

Basic earnings per share	$0.32	$0.31	$1.70	$1.58

Diluted earnings per share	$0.32	$0.30	$1.68	$1.54

Cash dividends per share	$0.38	—	$0.38	—

Weighted average shares outstanding
Basic	8,591,473	8,266,879	8,337,881	8,244,675

Diluted	8,674,085	8,444,168	8,409,072	8,456,708

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CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

	January 31, 2004	February 1, 2003
Assets
Current assets:
Cash and cash equivalents	$5,850,000	$2,852,000
Restricted cash	2,627,000	2,637,000
Receivables	12,992,000	9,896,000
Prepaid expenses and other current assets	747,000	425,000
Deferred tax asset	954,000	964,000

Total current assets	23,170,000	16,774,000
Deferred tax asset	1,589,000	1,832,000
Securitization fees, net of accumulated amortization of $1,241,000 and $1,046,000, respectively	—	195,000
Property and equipment, net of accumulated depreciation of $342,000 and $311,000, respectively	108,000	120,000
Trademarks, net of accumulated amortization of $3,091,000 and $2,100,000, respectively	9,726,000	10,127,000
Other assets	34,000	15,000

Total assets	$34,627,000	$29,063,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	529,000	203,000
Other accrued liabilities	4,315,000	4,452,000
Current portion of long-term notes payable	2,625,000	10,500,000

Total current liabilities	7,469,000	15,155,000
Notes payable less current portion	—	2,141,000

Total liabilities	7,469,000	17,296,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,595,916 and 8,232,264 shares issued and outstanding at January 31, 2004 and at February 1, 2003, respectively	171,000	165,000
Additional paid-in capital	6,207,000	1,760,000
Retained earnings	20,780,000	9,842,000

Stockholders’ equity	27,158,000	11,767,000

Total liabilities and stockholders’ equity	$34,627,000	$29,063,000

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